EXHIBIT 99.1


  $TDCH, 30 DC ACQUIRES BUSINESS ASSETS FROM NETBLOO MEDIA - THE REMAINING 50% OF MAGCAST DIGITAL PUBLISHING PLATFORM JOINT VENTURE AND 100% OF MARKET PROMAX
                          IN AN ALL-STOCK TRANSACTION.

New York, NY, January 7, 2013, 30DC, Inc. (OTC: TDCH), a provider of web-based tools for the monetization of digital content and 50% joint venture owner of the rapidly growing MagCast Publishing Platform announced today it has acquired the remaining 50% of the MagCast platform from Netbloo Media Ltd together with the outright purchase of the Market ProMax online marketing platform in an all-stock transaction.

The MagCast joint venture was formed in May of 2012 between 30DC and Netbloo to develop and market a publishing platform to publish digital magazines on Apple Corporation's Apple Newsstand. Market ProMax is an online marketing platform that allows for the development and distribution of digital products without requiring any programming or technical skills.

Under the terms of the agreement 30DC will book 100% of all MagCast Sales and license fee revenue since October 1st 2012, and will be responsible for all related costs as of that date. 30DC will also bring to account all monthly subscription revenue from Market ProMax since October 1, 2012.

30DC has acquired Netbloo's interest in the MagCast joint venture and the Market ProMax business, in exchange for 13,487,363 shares in 30DC. The acquisition includes all assets required or used to operate the MagCast Publishing Platform, all new business projects currently in development. Intangible property includes websites and domain names, blogs, social media sites, files and source code, software, trademarks, trade names, brand names, goodwill, customer lists, e-mail and any other contact lists, operating manuals, technology plans, applications, contracts, warranties, leases, rights, and all the assets constituting the Market ProMax business.

30DC is also delighted to announce that Jonathan Lint an online entrepreneur and CEO of Netbloo Media, has agreed to join the company as the Vice President of Strategic Systems reporting to Ed Dale CEO and that his company Netbloo Media will continue to be contracted to provide software and Internet application development services to 30DC for MagCast, Market ProMax and other new business opportunities.

Commenting on the transaction, Mr. Dale noted, "Acquiring the remaining MagCast joint venture interest and Market ProMax is a watershed for the company. Following our recent product launch and market acceptance, we are now focused on enhancing and growing the MagCast platform and overlaying it with a growing range of goods and services to our publisher community and their consumers to help maintain our competitive position as the premier digital publishing platform for the self publishing market."
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Mr. Lint  elaborated  further,  "The  initial  joint  venture and release of the
MagCast platform to the Internet marketing community demonstrated not only the effectiveness of the MagCast platform but also clearly showed the ability of my team and 30DC to work together effectively. I'm delighted to be joining 30DC with the exciting new business development plans that we have in the pipeline for MagCast as well as the opportunity to drive the growth of the Market ProMax platform."

About 30DC, Inc. (http://www.30dcinc.com)

30DC provides web-based tools for the monetization of digital content. The Company produces the following tools: MagCast Publishing Platform - offers an apps development and maintenance tool for publishers seeking to circulate content on a single issue or subscription basis. MagCast utilizes Apple's marketplace for digital media, Newsstand as the customer interface, which provides electronic distribution and collects revenue: http://www.magcast.co.

Market ProMax - allows anyone to sell digital products without any programming knowledge or technical expertise: http://www.marketpromax.com The Challenge - a free module-based training program designed for individuals looking to learn about Internet marketing at their own pace. To date the education program has schooled more than 190,000 individuals, and currently has approximately 100,000 active online members:

http://www.challenge.co.

Immediate Edge - one of the longest running subscription-based Internet marketing programs on the web. Immediate Edge serves as a research and development department for hard core Internet marketers to stay up-to-date with the latest industry trends on Internet Marketing and learn the most innovative ways of making money online: http://www.immediateedge.com.

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materiall y from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For additional: Ted Greenberg CFO 30DC, Inc. Phone: 212-962-4400 Ext 83 E-mail: ted.greenberg@30dcinc.com or visit http://www.30dcinc.com
Source: 30DC, Inc.